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                            IMMUNOTHERAPY CORPORATION

                                IRREVOCABLE PROXY

     THE UNDERSIGNED, a shareholder of ImmunoTherapy Corporation (the "Company"), in accordance with Section 705 of the California Corporations Code, hereby constitutes and appoints AntiVirals Inc. ("AVI" and "Proxy"), or its designee as proxy of the undersigned, with full power of substitution, to vote all of the shares of the common stock and/or Class A Preferred Stock of the Company, owned by the undersigned (the "Shares")(including the power to execute and deliver written consents with respect to the Shares), in favor of the approval of the Agreement and Plan of Reorganization and Merger, dated as of February 2, 1998, among the Company, AVI and Antivirals Acquisition Corporation (the "Merger Agreement"), and against any action or agreement that, directly or indirectly, is inconsistent with or is reasonably likely to impede, interfere with, delay or postpone the transactions contemplated by the Merger Agreement, in the sole discretion of such Proxy, at any and all meetings of shareholders of the Company called for such purpose and at any adjournments and postponements thereof. The Proxy may not exercise this proxy in respect of any other matter.

     The undersigned acknowledges and agrees that it is the legal and beneficial owner of the number of Shares set forth below the undersigned's signature and that this proxy shall be binding upon all successors, transferees and assignees (by operation of law or otherwise) of the undersigned.

    The proxy granted hereunder is coupled with an interest and is granted in consideration of the Proxy entering into the Merger Agreement. Upon execution hereof, all prior proxies given by the undersigned with respect to the Shares and any and all other shares and/or securities issued or


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issuable in respect thereof on or after the date hereof are as to the matters covered hereby are hereby revoked and no subsequent proxies shall be given with respect to matters covered hereby.

     I hereby waive all right to cancel or revoke this Irrevocable Proxy at any time during the time period hereafter set forth, and do hereby acknowledge that this Proxy is irrevocable pursuant to Section 705(a)(2) of the California Corporations Code.

     The undersigned acknowledges, intends and instructs that the proxy granted hereunder shall continue from the date hereof through the earlier of
(a) the consummation of the merger contemplated by the Merger Agreement or
(b) termination of the Merger Agreement, and this Proxy shall be, until such date, irrevocable.

     IN WITNESS WHEREOF, the undersigned has executed this Irrevocable Proxy as of the 30th day of April, 1998.


                                      /s/ Michael Martin
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                                      Michael Martin

                                      1,000,000 Shares of Common Stock
                                      (Allegheny Health, Educational and
                                      Research Foundation)

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